KPMG LLP
Suite 3100
717 North Harwood Street	Telephone 214 840 2000
Dallas, TX 75201-6585	Fax 214 840 2297

May 7, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for National Energy Group, Inc. and, under the date of March 12, 2004, we reported on the consolidated financial statements of National Energy Group, Inc. as of and for the years ended December 31, 2003 and 2002. On April 21, 2004 our appointment as principal accountants was terminated. We have read National Energy Group, Inc.’s statements included under Item 4 of its Form 8-K dated April 21, 2004 and we agree with such statements, except that we are not in a position to agree or disagree with National Energy Group’s statements regarding the following: (i) the stated reason for changing principal accountants, or (ii) the statements that the change was voted on by the audit committee of the board of directors or how the audit committee reached its decision, or (iii) the statement that the newly engaged accountants were not consulted on any matter concerning the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on National Energy Group’s consolidated financial statements, or (iv) the statement that the new principal accountants have completed their standard client evaluation procedures and have accepted the engagement to be the independent auditors. We disagree with National Energy Group’s statement that KPMG LLP was provided a copy of the Form 8-K prior to the date of its filing.

Very truly yours,

KPMG LLP